EXHIBIT 99.1

Amyris First Quarter 2016 Results Deliver Strong Renewable Product Sales Growth and Continued Reduction in Operating Expenses

  Q1 2016 revenues of $8.8 million, including product sales growth of 50% over Q1 2015
  Reduced selling, general and administrative expenses by 15% and continued progress in exit from non-strategic activities
  Agreed on $40 million of financing year to date with existing investors
  On track to execute 2016 business plan with expected non-GAAP revenue of $90-$105 million for the year from collaborations and expanded product sales agreements with strategic partners

EMERYVILLE, Calif., May 10, 2016 (GLOBE NEWSWIRE) -- Amyris, Inc. (Nasdaq:AMRS), the industrial bioscience company, today announced financial results for the first quarter ended March 31, 2016.

“The financing announced today in our SEC filings, along with proceeds from our previously announced plan for strategic asset divestments and other cash generating activities, provides us the capital to support our business plan for the year,” said John Melo, Amyris President & CEO. “We are successfully expanding our collaboration portfolio, executing on several significant farnesene supply agreements for disruptive applications for our partners, and growing our overall sales of high-value, No Compromise® ingredients. While we still have work to do, we believe we are currently on track to deliver on our goal of becoming a self-sustaining business by the end of this year.”

Continued Melo, “We thank our investors, including the Bill & Melinda Gates Foundation, for their continued strong financial support in helping our company to deliver on its mission to make renewable products mainstream while saving lives and reducing the impact of a growing population on our planet’s resources.”

Key Highlights

Other key operating and development highlights during the first quarter and more recently included:

  Signed five-year Biofene® supply agreement with leading nutraceuticals company with over $100 million of expected value and an expected revenue contribution of approximately $9 million in 2016, and with minimum annual purchase commitments in each of the remaining years of the agreement
  Announced program to reduce the cost and increase access to Amyris’s leading malaria treatment, which included a $5 million equity investment from the Bill & Melinda Gates Foundation expected to close in May 2016
  Closed a convertible note financing of $15 million with an existing investor on May 9, 2016
  Closed a $20 million private placement of unsecured promissory notes to existing investors in February 2016

Financial Performance

  Revenues were $8.8 million, compared with $7.9 million for the first quarter of 2015. The increase from the first quarter of 2015 was due to a 50% increase in product sales, from $2.1 million to $3.1 million, driven by continued growth in our personal care business. Approximately 92% of our Q1 2016 product sales related to the personal care business, which represents stronger margins than our industrial business. Collaboration and grants revenues contributed $5.7 million to total revenues for the quarter, which was flat compared to the first quarter of 2015.
  Q1 2016 selling, general and administrative expenses of $12.3 million represented a decline of 15% from the year ago quarter, reflecting the ongoing actions taken to reduce operating expenses.
  Net loss attributable to Amyris common stockholders for the first quarter of 2016 was $15.3 million, or $0.07 per basic share and $0.12 per diluted basis. Included in the net loss were several non-cash related items, including a net loss from debt extinguishment, and changes in fair value of derivatives. Adjusted net loss, excluding these items, and excluding stock-based compensation, was $34.7 million, or $0.17 per basic share.

FINANCIAL RESULTS AND NON-GAAP INFORMATION

Condensed consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Amyris’s historical performance as well as comparisons to the operating results of other companies. Management believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision-making.

Adjusted net loss is calculated using GAAP net loss excluding stock-based compensation, gains and losses from changes in fair value of derivatives and debt extinguishment.

Non-GAAP revenue represents GAAP product revenue plus the cash received from collaborations and grants. Non-GAAP revenue is calculated using GAAP revenues and adding the related changes in accounts receivable and deferred revenue related to revenue recognized for these collaborations and grants to equal funds received during the period, along with any funding associated with collaborations.

Non-GAAP financial information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP in order to understand Amyris’s operating performance. A reconciliation of the non-GAAP financial measures presented in this release, including non-GAAP net loss, non-GAAP revenue, and other measures, is provided in the tables attached to this press release.

QUARTERLY CONFERENCE CALL TODAY

Amyris will discuss these results and provide a business update in a conference call scheduled for 4:30 p.m. ET (1:30 p.m. PT) today. Investors may access the call by dialing (866) 516-3867, participant passcode: 95543377.

A live audio webcast of this conference call and accompanying presentation is also available by visiting the investor relations section of the company's website at http://investors.amyris.com. A replay of the webcast will be available at the investor relations section of the company's website approximately two hours after the conclusion of the call.

About Amyris
Amyris is the integrated renewable products company that is enabling the world’s leading brands to achieve sustainable growth. Amyris applies its innovative bioscience solutions to convert plant sugars into hydrocarbon molecules, specialty ingredients and consumer products. The company is delivering its No Compromise® products in focused markets, including specialty and performance chemicals, fragrance ingredients, and cosmetic emollients. More information about the company is available at www.amyris.com.

Forward-Looking Statements

This release contains forward-looking statements, and any statements other than statements of historical facts could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding future events (such as the expected closing of a financing transaction, the proceeds of such transaction and other expected transactions providing Amyris with capital to support execution of its business plan and supporting expansion in strategic collaboration and product sales opportunities for higher-value ingredients, potential strategic asset divestments and other cash-generating activities planned for the year, expectations regarding Amyris’s ability to achieve its 2016 plan, including its non-GAAP revenue outlook for the year and ability to become a self-sustaining business by the end of the year, and expectations for revenues from and value of a supply contract), that involve risks and uncertainties. These statements are based on management's current expectations and actual results and future events may differ materially due to risks and uncertainties, including the company’s liquidity and ability to fund operating and capital expenses, timing and execution risks associated with manufacturing, uncertainty regarding timing of closing transactions and growth in sales, potential delays or failures in development, production and commercialization of products, Amyris's reliance on third parties to achieve its goals, and other risks detailed in the "Risk Factors" section of Amyris's quarterly report on Form 10-Q filed on May 10, 2016. Amyris disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Amyris, the Amyris logo and No Compromise are trademarks of Amyris, Inc. All other trademarks are the property of their respective owners.

          -Financial Tables Attached-

Amyris, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2016	2015
	(Unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$9,270	$13,512
Restricted cash	243	216
Accounts receivable, net	5,653	4,004
Related party accounts receivable	1,250	1,176
Inventories, net	7,586	10,886
Prepaid expenses and other current assets	3,661	4,583
Total current assets	27,663	34,377
Property, plant and equipment, net	61,776	59,797
Restricted cash	957	957
Equity and loans in affiliate	34	68
Other assets	11,115	10,357
Goodwill and intangible assets	560	560
Total assets	$102,105	$106,116

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$7,737	$7,943
Deferred revenue	5,339	6,509
Accrued and other current liabilities	25,909	24,268
Capital lease obligation, current portion	477	523
Debt, current portion	51,715	36,281
Related party debt	3,611	-
Total current liabilities	94,788	75,524
Capital lease obligation, net of current portion	163	176
Long-term debt, net of current portion	56,471	72,854
Related party debt	58,563	42,839
Deferred rent, net of current portion	9,519	9,682
Deferred revenue, net of current portion	4,469	4,469
Derivative liabilities	29,108	51,439
Other liabilities	5,813	7,589
Total liabilities	258,894	264,572

Amyris, Inc. stockholders’ deficit	(156,675)	(158,065)
Noncontrolling interest	(114)	(391)
Total stockholders' deficit	(156,789)	(158,456)

Total liabilities and stockholders' deficit	$102,105	$106,116

Amyris, Inc.
Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except per share data)
	Three Months Ended
	March 31, 2016	March 31, 2015
Revenues
Renewables product sales	$3,140	$2,095
Grants and collaborations revenue	5,671	5,777
Total revenues	8,811	7,872
Costs and operating expenses
Cost of products sold	11,178	6,643
Research and development (1)	11,906	12,010
Sales, general and administrative (1)	12,266	14,381
Total costs and operating expenses	35,350	33,034
Loss from operations	(26,539)	(25,162)
Other income (expense):
Gain (loss) from change in fair value of derivatives and debt extinguishment (2)	21,462	(17,412)
Other income (expense), net	(10,116)	(8,765)
Total other income (expense)	11,346	(26,177)
Loss before income taxes and loss from investments in affiliates	(15,193)	(51,339)
Benefit from income taxes	(115)	(115)
Net loss before loss from investments in affiliates	(15,308)	(51,454)
Loss from investments in affiliates	-	(808)
Net loss	$(15,308)	$(52,262)
Net loss attributable to noncontrolling interest	-	22
Net loss attributable to Amyris, Inc. common stockholders	$(15,308)	$(52,240)
Net loss per share attributable to common stockholders, basic	$(0.07)	$(0.66)
Net loss per share attributable to common stockholders, diluted	$(0.12)	$(0.66)
Weighted-average shares of common stock outstanding used in
computing net loss per share of common stock:
Basic	207,199,563	79,222,051
Diluted	260,932,085	79,222,051

(1) Includes stock-based compensation expense of the following for the periods presented:

Research and development	$491	$716
Sales, general and administrative	1,560	1,936
	$2,051	$2,652

(2)	For the first quarter of 2016 and 2015, the Company recorded a non-cash gain and a non-cash loss, respectively, from revaluation of its derivative liabilities , which was triggered by certain features of outstanding convertible notes (related to change in control protection and price-based anti-dilution adjustment provisions). The valuation of these derivative liabilities decreased in the first quarter of 2016 primarily as a result of a decrease in Amyris's stock price since December 31, 2015; and increased in the first quarter of 2015 primarily as a result of an increase in Amyris's stock price since December 31, 2014.

Amyris, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
(In thousands, except per share data)
	Three Months Ended
	March 31, 2016	March 31, 2015

Net loss attributable to Amyris, Inc. common stockholders (GAAP)	$(15,308)	$(52,240)
Stock-based compensation expense	2,051	2,652
(Gain) loss from change in fair value of derivatives & debt extinguishment	(21,462)	17,412
Net loss attributable to Amyris, Inc. common stockholders (Non-GAAP)	$(34,719)	$(32,176)

Net loss per share attributable to Amyris, Inc. common stockholders,
basic (GAAP)	$(0.07)	$(0.66)
Stock-based compensation expense	$0.01	$0.03
Gain (loss) from change in fair value of derivatives and debt extinguishment	$(0.10)	$0.22

Net loss per share attributable to Amyris, Inc. common stockholders - basic (Non-GAAP)	$(0.17)	$(0.41)

Amyris, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
(In thousands)

	Three Months Ended
	March 31, 2016	March 31, 2015

Product sales (GAAP & Non-GAAP)
Renewables	$3,140	$2,095
Product sales (GAAP & Non-GAAP)	$3,140	$2,095

Grants and collaborations revenue (GAAP)	$5,671	$5,777
Change in accounts receivable, deferred revenue and fundings associated
with collaborations	(3,575)	22,402
Collaborations Inflows (Non-GAAP) (1)	$2,096	$28,179

Total Revenues (GAAP)	$8,811	$7,872
Change in accounts receivable, deferred revenue and fundings associated
with collaborations	(3,575)	22,402
Total Cash Revenue Inflows (Non-GAAP) (1)	$5,236	$30,274

Cost of products sold (GAAP)	$11,178	$6,643
Depreciation and amortization	$(815)	(1,231)
Cost of products sold (Non-GAAP)	$10,363	$5,412

Gross Profit / (Loss) (Non-GAAP) (2)	$(5,127)	$24,862
Gross Margin (%)	-97.9%	82.1%

Research and development (GAAP)	$11,906	$12,010
Stock-based compensation expense	(491)	(716)
Depreciation and amortization	(1,802)	(1,885)
Research and development (Non-GAAP)	$9,613	$9,409

Sales, general and administrative (GAAP)	$12,266	$14,381
Stock-based compensation expense	(1,560)	(1,936)
Depreciation and amortization	(278)	(374)
Sales, general and administrative (Non-GAAP)	$10,428	$12,071

(1)	The largest differences between the GAAP and non-GAAP collaborations numbers are (i) timing of revenue recognition and (ii) the TOTAL collaboration cash (zero for the three months ended March 31, 2016 and $10.9 million for the three months ended March 31, 2015), which is treated as debt for GAAP purposes.

(2)	Non-GAAP Gross Profit /(Loss) is calculated based on non-GAAP Product Sales & Grants and Collaboration Inflows and Cost of Products Sold, and does not include costs related to collaborations.

Contact:

Peter DeNardo
Director, Investor Relations and Corporate Communications
Amyris, Inc.
+1 (510) 740-7481
investor@amyris.com
pr@amyris.com